Exhibit 10.10

EMPLOYMENT AGREEMENT

AGREEMENT, effective as of October 20, 2017, by and between The OLB Group, Inc. (the “Company”) and Ronny Yakov (“Executive”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of Omnicommerce, Credit card processing, Mobile Commerce and in the FinTech space as well as software for Crowd Funding (the “Business”);

WHEREAS, Executive is currently employed by the Company in the capacity of Chairman, President and Chief Executive Officer; and

WHEREAS, Executive and the Company wish to enter into this Agreement setting forth the terms and conditions for Executive’s continued employment by the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1.	Employment: The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company. Executive agrees to devote the majority of his business time, attention and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully, diligently and to the best of his abilities and subject to such laws, rules, regulations and policies as are from time to time applicable to the Company’s employees. Executive agrees to refrain from engaging in any activity that does or could reasonably be deemed to conflict with the best interests of the Company. Without limiting the generality of the foregoing, Executive shall perform the duties associated with the positions of President and Chief Executive Officer, and such other duties and responsibilities as are from time to time assigned to Executive by the Board of Directors of the Company consistent with such positions.

2.	Term: This Agreement shall commence on January 1, 2018, and shall expire on December 31, 2024, unless sooner terminated in accordance with Section 8 hereof (the “Term”). There shall be no extension of this Agreement except by an agreement in writing, signed by the parties hereto.

3.	Compensation:

(a) Salary: Executive’s salary shall be at the annual rate of Three Hundred Seventy Five Thousand Dollars ($375,000) (the “Annual Salary”), payable in accordance with the Company’s regular payroll practices. All applicable withholding taxes shall be deducted from such payments.

(b) Incentive Bonus: In addition to the Annual Salary, Executive shall receive an annual bonus (the “Bonus”) of Two Hundred Thousand Dollars ($200,000), based upon the achievement of performance criteria established by Executive and the Board. The Bonus shall be prorated (based on full fiscal quarters of employment) for years in which Executive was not employed by the Company for a full fiscal year, and Executive shall not be entitled to receive any portion of the Bonus for any year in which his employment is terminated pursuant to Sections 8(a)(iii) hereof. All applicable withholding taxes shall be deducted from such payments.

(c) Acquisition Bonus: In addition to the Annual Salary and Incentive Bonus, Executive shall receive an acquisition bonus (the “Acquisition Bonus”) equal to two (2%) percent of the gross purchase price paid in connection therewith upon the closing of any acquisition directly or indirectly by the Company or its subsidiaries during the Employment Period of any company or business (including purchases of all or substantially all of the assets of any such entity) having then existing sales of not less than three million five hundred thousand dollars ($3,500,000), the acquisition of which is identified and substantially negotiated by the Executive. The bonus shall be paid within thirty (30) days following the closing of such acquisition. All applicable withholding taxes shall be deducted from such payments.

(d) Stock Options: Effective as of January 1, 2018, and on each anniversary thereof during the Term, provided that Executive is employed by the Company on such date(s), the Company shall grant to Executive, subject to the terms and conditions of a stock option agreement effective as of January 1, 2018, options to acquire Twenty Thousand (200,000) shares of the Company’s common stock, with a per share exercise price equal to One Tenth of a Cent ($0.001) (each a “Stock Option”). Each Stock Option shall become exercisable in increments of one-third (i.e., with regard to 66,667 shares of common stock) upon each anniversary of the date on which it is granted.

(e) Automobile Allowance: During the Term, the Company shall provide Executive with an automobile allowance of Two Thousand Five Hundred Dollars ($2,500) per month.

4.	Benefits: Executive shall be eligible to participate in such benefit plans as are, or from time-to-time hereafter may be, provided by the Company for its senior executive officers. All benefits shall be provided to Executive in accordance with the terms and conditions of such benefit plans and programs as are maintained by the Company, as such plans are amended from time to time.

5.	Vacation: Executive shall be entitled to paid vacation of four (4) weeks annually, in accordance with the Company’s policies and procedures.

6.	Reimbursement of Expenses: The Company will reimburse Executive for reasonable and necessary business expenses of Executive for travel, meals and similar items incurred in connection with the performance of Executive’s duties, and which are consistent with such guidelines as the Company may from time to time establish. All payments for reimbursement of such expenses shall be made to the Executive only upon the presentation to the Company of appropriate vouchers or receipts.

7.	Confidentiality; Non Competition; Ownership of Works:

(a) Executive acknowledges that: (i) the Business is intensely competitive and that Executive’s employment by the Company will require that Executive have access to and knowledge of confidential information of the Company, including, but not limited to, the identity of the Company’s customers, the identity of the representatives of customers with whom the Company has dealt, the kinds of services provided by the Company to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, creative ideas and concepts, computer software applications and other programs, research data, personnel information and other trade secrets (the “Confidential Information”), provided that, Confidential Information shall not include any information that is or becomes publicly available other than as a result of a disclosure by Executive in violation of this Section 7; (ii) the direct or indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business; and (iii) the engaging by Executive in any of the activities prohibited by this Section 7 may constitute improper appropriation and/or use of such Confidential Information. Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of the Company. Accordingly, the Company and Executive agree as follows:

(b) For purposes of this Section 7, the Company shall be construed to include the Company and its parents and subsidiaries engaged in the Business, including any divisions managed by Executive.

(c) During Executive’s employment with the Company, and at all times after the termination of Executive’s employment by expiration of the Term or otherwise, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as expressly permitted herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any of the Confidential Information as required by a court or other administrative or legislative body, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. Executive agrees to return all documents or other materials containing Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and immediately upon the termination of his employment for any reason.

(d) During Executive’s employment with the Company, Executive shall not engage in “Competition” with the Company. For purposes of this Agreement, Competition by Executive shall mean Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States which competes directly with the Business of the Company.

(e) For a period of one (1) year following the termination of Executive’s employment, whether upon expiration of the Term or otherwise, but except for any termination of Executive pursuant to Sections 8(a)(v) or (vi) hereof, Executive shall not engage in Competition, as defined above, with the Company in any locality or region of the United States in which the Company had operations at the time of, or within six (6) months prior to, Executive’s termination, or in which, during the six (6) month period prior to Executive’s termination, the Company had made substantial plans with the intention of establishing operations in such locality or region; provided that, it shall not be a violation of this sub-paragraph for Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not actively participate in the business of such corporation until such time as this covenant expires.

(f) For a period of one (1) year after he ceases to be employed hereunder by the Company, whether upon expiration of the Term or otherwise, but except for any termination of Executive pursuant to Sections 8(a)(v) or (vi) hereof, Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(i) solicit from any customer doing business with the Company as of Executive’s termination, business of the same or of a similar nature to the business of the Company with such customer;

(ii) solicit from any known potential customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to Executive’s termination;

(iii) recruit or solicit the employment or services of, or hire, any person who was known to be employed by the Company upon termination of Executive’s employment, or within six (6) months prior thereto; or

(iv) otherwise knowingly interfere with the business or accounts of the Company.

(g) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, formulas, data, programs, processes, ideas, concepts, discoveries, methods, developments, software, and works of authorship, whether or not copyrightable, trademarkable or patentable, which are created, made, conceived or reduced to practice by the Executive, either alone, under his direction or jointly with others during the period of his employment with the Company, whether or not during normal working hours or on the premises of the Company, which (i) relate to the actual or anticipated business, activities or research of the Company, or (ii) result from or are suggested by work performed by the Executive for the Company, or (iii) result, to any extent, from use of the Company’s premises or property (all of which are collectively referred to in this Agreement as “Works”). All Works shall be the sole property of the Company, and, to the extent that the Company is not already considered the owner thereof as a matter of law, the Executive hereby assigns to the Company, without further compensation, all his right, title and interest in and to such Works and any and all related intellectual property rights (including, but not limited to, patents, patent applications, copyrights, copyright applications, and trademarks) in the United States and elsewhere.

(h) Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of the provisions contained in this Section 7 will cause the Company irreparable injury. Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations.

(i) Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company.

8.	Termination:

(a) The employment of Executive hereunder shall terminate on the first to occur of the following:

(i) the date of Executive’s death, adjudicated incompetency or adjudicated bankruptcy;

(ii) the date on which Executive shall have experienced a Disability (as defined below), and the Company gives Executive notice of termination on account of Disability;

(iii) the date on which Executive shall have engaged in conduct which constitutes Cause (as defined below), and the Company gives Executive notice of termination for Cause;

(iv) expiration of the Term;

(v) the date on which the Company shall give Executive notice of termination for any reason other than the reasons set forth in (i) through (iv) above; or

(vi) the date on which circumstances constituting Good Reason (as defined below) occur, and Executive gives the Company notice of termination for Good Reason.

(b) For purposes of this Agreement, “Disability” shall mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform the services required to be performed under this Agreement for one hundred and twenty (120) consecutive days during the Term. In any such event, the Company, in its sole discretion, may terminate this Agreement by giving notice to Executive of termination for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time.

(c) For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as reasonably determined by the Company:

(i) intentional misconduct by Executive that has a material adverse effect on the Company;

(ii) any material misappropriation or embezzlement by Executive of the property of the Company;

(iii) Executive’s conviction of, confession to, or guilty or nolo contendere plea to a felony; or

(iv) Executive’s breach of any material term of this Agreement;

provided that, prior to making any determination that Cause has occurred, the Company shall provide Executive with written notice describing in detail the particular conduct at issue, after which time Executive shall have no less than thirty (30) days to cure such conduct, to the extent cure is possible.

(d) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following:

(i) a material reduction by the Company in Executive’s title, authority, status or responsibilities;

(ii) a reduction by the Company in the Annual Salary or Bonus; or

(iii) the Company’s breach of any material term of this Agreement;

provided that, prior to making any determination that Good Reason has occurred, Executive shall provide the Company with written notice describing in detail the particular conduct at issue, after which time the Company shall have no less than thirty (30) days to cure such conduct, to the extent cure is possible.

9.	Compensation in Event of Termination; Survival: Upon termination of Executive’s employment for any reason, this Agreement shall terminate and the Company shall have no further obligation to Executive except as set forth in this Section 9; provided that, the provisions set forth in Sections 7 and 11 hereof shall remain in full force and effect after the termination of Executive’s employment.

(a) In the event Executive’s employment is terminated pursuant to Sections 8(a)(i) or (ii) hereof prior to the expiration of the Term, Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of (i) any earned but unpaid Annual Salary, and payment for unused vacation days through the date of termination, (ii) any earned but unpaid Acquisition Bonus, and (iii) an amount equal to the Annual Bonus Executive would have received hereunder pursuant to Section 3(b) hereof, prorated to the date of such termination of employment. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any salary or other payment provided for hereunder, except as Executive may otherwise be entitled pursuant to any employee benefit plan.

(b) In the event Executive’s employment is terminated pursuant to Section 8(a)(iii) hereof prior to the expiration of the Term, Executive shall be entitled to payment of any (i) earned but unpaid Annual Salary and payment for unused vacation days, and (ii) any earned but unpaid Acquisition Bonus, through the date of termination. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any salary or other payment provided for hereunder, including any portion of the Annual Bonus, except as Executive may otherwise be entitled pursuant to any employee benefit plan.

(c) In the event Executive’s employment is terminated pursuant to Section 8(a)(iv) hereof upon expiration of the Term, Executive shall be entitled to receive, as his sole and exclusive remedy, (i) any earned but unpaid Annual Salary, and payment for unused vacation days through the date of termination, (ii) any earned but unpaid Acquisition Bonus, and (iii) the Annual Bonus, if not previously paid, pursuant to Section 3(b) hereof.

(d) In the event Executive’s employment is terminated pursuant to Sections 8(a)(v) or (vi) hereof prior to the expiration of the Term, Executive shall be entitled to receive, as his sole and exclusive remedy, (i) severance pay equal to the Annual Salary Executive would have received through the expiration of the Term, (ii) any earned but unpaid Acquisition Bonus, and (iii) an amount equal to the Annual Bonus Executive would have received hereunder pursuant to Section 3(b) hereof, prorated to the date of such termination of employment. Executive shall have no duty to mitigate damages by seeking alternative employment following any such termination.

10.	Successors and Assigns; Binding Agreement: This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

11.	Return of Company Property: Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any other materials or equipment supplied by the Company to Executive.

12.	Entire Agreement: This Agreement, together with the Stock Option agreement referenced in Section 3(c) hereof, sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them, and neither party shall be bound by any term or condition with respect to the subject matter of this Agreement other than as expressly set forth or provided for herein. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

13.	Each Party the Drafter: This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

14.	Waiver: The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

15.	Severability: In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

16.	Notices: Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

If to the Company:

The OLB Group, Inc.

200 Park Avenue

Suite 1700

New York, New York 10166

Attn: Board of Directors

If to Executive:

Ronny Yakov

1623 Third Avenue Apt 31 G

New York, NY 10128-3623

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

17.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules.

18.	Descriptive Headings: The paragraph headings and recitals contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19.	Counterparts: This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

THE OLB GROUP, INC.		EXECUTIVE:

By:	/s/ Ronny Yakov	/s/ Ronny Yakov
	Ronny Yakov, President	Ronny Yakov, Individually